Exhibit 10.2

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

December 7, 2007

Bernard H. Cherry

1 North Breakers Row

Palm Beach, FL 33480

Re: Future Stock Option Grants

Dear Mr. Cherry:

The purpose of this letter is to set forth the agreement between Distributed Energy Systems Corp. (the “Company”) and you regarding future stock option grants to be made by the Company to you. This agreement is made in consideration of your services, through BH Cherry LLC (the “LLC”), as the Company’s interim chief executive officer.

Contemporaneously herewith, the Company is granting to you a non-qualified stock option to purchase 418,818 shares of the common stock of the Company (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on the date hereof (the “Original Option”). The Original Option has a term ending on October 31, 2012 and vests in monthly installments through October 31, 2008 as long as you continue to serve as the interim or permanent chief executive officer or the chairman of the board of directors of the Company on each vesting date. The Original Option is being granted under the Company’s 2003 Stock Incentive Plan (the “Plan”).

The Company agrees that it will grant you additional stock options (“Additional Options”) on the following terms:

•

Calculation of Number of Shares. On each of January 31, 2008, April 30, 2008, July 31, 2008 and October 31, 2008 (each a “Measurement Date”), the Company shall determine the number of shares of Common Stock equal to 1% of the number of shares of Common Stock actually outstanding at the close of business on such Measurement Date. If the number of shares so determined exceeds the aggregate number of shares subject to the Original Option and any Additional Options previously granted, then the Company shall grant to you an Additional Option to purchase such excess number of shares of Common Stock.

•

Grant Date. Each Additional Option shall be granted on the 15th calendar day of the month following the respective Measurement Date, or on the next business day if such 15th day shall not be a business day.

•

Exercise Price. Each Additional Option shall have an exercise price per share equal to the last sale price of the Common Stock on the date of grant as reported by Nasdaq, or if the Common Stock is not then publicly traded or no sale is reported on such date, at an exercise price equal to the fair market value of one share of Common Stock on the grant date as determined by the Company’s board of directors.

•	Term. Each Additional Option shall have a term expiring on October 31, 2012.

•

Vesting. Each Additional Option shall be vested from time to time as to a number of shares equal to the total number of shares subject to such option multiplied by the number of full calendar months (up to 12) that you have served as the interim or permanent chief executive officer or the chairman of the board of directors of the Company following October 31, 2007 and divided by 12.

•	Other terms. Each Additional Option shall be a non-qualified option, shall be granted under the Plan and shall otherwise be on terms and conditions similar to those contained in the Original Option.

Notwithstanding the foregoing, (i) no Additional Option shall be granted following a particular Measurement Date, other than the last Measurement Date, if the number of shares of Common Stock actually outstanding on such Measurement Date increased by less than 5%, or decreased, from the number of shares actually outstanding on October 31, 2007 and (ii) if the number of shares to be subject to an Additional Option, together with the number of shares subject to prior equity awards made to you under the Plan in the same calendar year, would exceed the per-participant annual limit set forth in Section 4(c) of the Plan, then the number of shares subject to such Additional Option shall be reduced to the largest number consistent with such per-participant limit.

If, prior to October 31, 2012, the Company files any petition or action for relief under the United States federal bankruptcy laws or an involuntary petition is filed, or any proceeding or case is commenced, against the Company under the United States federal bankruptcy laws (any of the foregoing, a “Bankruptcy Event”), then, at your election, the Original Option and any Additional Options shall, to the extent not previously exercised, thereafter confer upon you, in lieu of a right to purchase any additional shares of Common Stock thereunder, the right to purchase a percentage equal to the Unexercised Percentage (as defined below) of the common equity of any entity that is the successor in interest (the “Successor”) to all or substantially all of the assets (the “Transferred Assets”) of the Company upon the conclusion of such bankruptcy proceedings, at an aggregate exercise price equal to the Unexercised Percentage of the fair value of the total assets held by the Successor, including the Transferred Assets, at the conclusion of such bankruptcy proceedings; provided that this right shall not be exercisable after October 31, 2012. The “Unexercised Percentage” shall equal the percentage determined in accordance with the following formula:

( the Vested Percentage - X ) x Y

where:

The “Vested Percentage” shall be 1% multiplied by the number of full calendar months (up to 12) that you have served, as of the occurrence of the Bankruptcy Event, as the interim or permanent chief executive officer or the chairman of the board of directors of the Company following October 31, 2007 and divided by 12;

X = a percentage equal to the quotient obtained by dividing (a) the number of shares of Common Stock as to which the Original Option and any Additional Options have been previously exercised by (b) the total number of shares of Common Stock outstanding at the time of the occurrence of the Bankruptcy Event; and

Y = the quotient obtained by dividing (a) the fair value of the Transferred Assets at the conclusion of the bankruptcy proceeding by (b) the fair value of the total assets held by the Successor, including the Transferred Assets, at that time.

Please sign the enclosed duplicate of this letter agreement in the space provided below to indicate your agreement to these terms.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Paul Koeppe
Paul Koeppe,
Chairman of the Compensation Committee of the Board of Directors

Accepted:

/s/ Bernard H. Cherry	Date: December 7, 2007
Bernard H. Cherry